Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports First Quarter 2018 Results:
Record First Quarter Revenue and Net Income

Richmond, Virginia, May 3, 2018...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the first quarter of 2018 of $58.5 million. This represents an increase of $16.3 million or 39% when compared to net sales for the first quarter of 2017. Excluding the impact from the acquisition of the stainless steel pipe and tube operations of Marcegaglia USA, Inc. (“Bristol Metals-Munhall”), first quarter net sales were up 16% over the same period last year.
For the first quarter of 2018, the Company recorded net income of $3.8 million, or $0.44 per share, an increase of 421% compared to net income of $0.7 million, or $0.08 per share for the first quarter of 2017. The first quarter of 2018 includes financial results in the Company's Metals Segment related to the acquisition of Bristol Metals-Munhall, which closed on February 28, 2017. For the first quarters of 2018 and 2017 (month of March only), net sales for Bristol Metals-Munhall were $11.0 million and $1.1 million, respectively, with operating income for the first quarters of 2018 and 2017 of $1.2 million and $0.2 million, respectively.

The Company also reports on its performance utilizing its two non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•	Adjusted Net Income for the first quarter of 2018 was $4.3 million, or $0.49 per share, an increase of $3.0 million or 231% from $1.3 million, or $0.15 per share for the first quarter of 2017.

•	Adjusted EBITDA increased $4.1 million or 118% for the first quarter of 2018 to $7.6 million, 13.0% of sales, from $3.5 million, 8.3% of sales, for the first quarter of 2017.

The Company's results are periodically impacted by factors that are not included as adjustments to the non-GAAP totals, but represent items that help understand differences in period to period results. For the first quarter of 2018, the most significant of those was inventory price change gain which, on a pre-tax basis, totaled $2.5 million, compared to a $0.9 million gain for the first quarter of 2017, representing an improvement of $1.2 million in after tax income compared to the prior year.

"We are very pleased with the Company's performance in the first quarter and look for improving results over the balance of the year," said Craig Bram, President and CEO. "The Metals Segment performed exceptionally well, with a 53% improvement in quarterly sales over last year, and an almost three-fold increase in operating profit. Our unique set of manufacturing capabilities and expanded product offerings, with the addition of our Munhall operations, is providing us tremendous opportunities for growth and earnings improvements in the Metals Segment as our markets continue to improve. The Specialty Chemicals Segment's operating margin, as expected, was lower than last year's first quarter due to product mix. Not counting the recently announced new business at CRI, the operating margin for the second quarter will exceed both the first quarter of this year and the second quarter of last year."

Metals Segment
Metals Segment net sales for the first quarter of 2018 totaled $45.5 million, an increase of $15.8 million or 53% from the first quarter of 2017. Excluding Bristol Metals-Munhall, first quarter net sales were up 21% over the same period last year. Sales of seamless carbon pipe and tube were up 47% over last year’s first quarter. Storage tank and vessel sales declined 8% over last year’s first quarter. Stainless steel pipe and tube sales were up 77% over last year’s first quarter. Excluding Bristol Metals-Munhall, sales for stainless steel pipe and tube were up 22% over last year’s first quarter.
The backlog for Bristol Metals as of March 31, 2018 was $34.0 million, while Palmer’s backlog totaled $18.0 million.
The Metals Segment's operating income improved $4.4 million to $6.0 million for the first quarter of 2018 compared to $1.6 million for the first quarter of 2017. The change in operating results were affected by the following factors:

a)	The addition of Bristol Metals-Munhall operations as noted above.

b)	Nickel prices and resulting surcharges for 304 and 316 alloys continued to rise during the first quarter of 2018, with surcharges for both alloys increasing by $0.03 and $0.14 per pound, respectively.

c)	Year over year improvements in volume, pricing, and product mix combined for a 31% improvement in gross profit margins in the first quarter of 2018 compared to the same quarter in 2017.

d)	Seamless carbon pipe and tube showed significant improvement with a 47% increase in sales driving an almost ten-fold improvement in operating profit over the prior year.

e)
The overall Metals Segment growth was achieved despite customer requests for delayed shipment of $1.4 million in storage tanks and vessels, that moved the volume and profits into April. All tanks have been shipped as of the date of this release, bolstering an already strong outlook for second quarter Metals Segment results.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the first quarter of 2018 were $13.0 million, representing a $0.5 million or 4% increase from the same quarter of 2017. Net sales were impacted during the first quarter of 2018 primarily from the initial ramp up of four significant customers; a new fire retardant customer at CRI Tolling, two new oil and gas customers at Manufacturers Chemicals, and a new product launch from an existing customer at Manufacturers Chemicals.
Operating income for the Specialty Chemicals Segment for the first quarter of 2018 was $0.9 million, approximately $0.1 million ahead of plan expectations for the quarter. The result was approximately $0.6 million lower than the first quarter of 2017. The primary difference in operating profit performance compared to prior year first quarter is the relative product mix experienced. The segment historically experiences operating profit in a range between 5% to 12%. In 2017, the first quarter represented the higher end of that range at 12%, with the full year averaging to 9%, close to the average for the past four years. In the first quarter of 2018, operating profit was 7% of sales, close to the low end of historical quarterly performances; however, annual performance is expected to be at approximately 10%, or 1% higher than previous historical averages, primarily related to higher volumes on a substantially fixed operating cost base.
Other Items
Unallocated corporate expenses for the first quarter of 2018 decreased $0.1 million or 3.5% to $1.5 million (2.6% of sales) compared to $1.6 million (3.7% of sales) for the first quarter of 2017. The first quarter decrease resulted from lower professional and director fees along with higher corporate allocations to the operating segments partially offset by higher salaries and wages, stock compensation expense and incentive bonus costs.
Acquisition costs were $0.4 million for the first quarter of 2017 ($0.3 million in unallocated SG&A and $0.1 million in Metals Segment cost of sales), resulting from costs associated with the Bristol Metals-Munhall acquisition. There were no significant acquisition costs during the first quarter of 2018.
Interest expense was $0.3 million and $0.2 million for the first quarters of 2018 and 2017, respectively, as the average debt outstanding was higher in the first quarter of 2018 as additional borrowings were required to support working capital requirements associated with increased business activity along with the acquisition of Bristol Metals-Munhall on February 28, 2017, which would have resulted in a partial quarter of interest expense in the prior year.
Due to higher projected sales of small diameter stainless-steel pipe and tube (outside diameter of ten inches or less) for the remainder of the measurement period, the earn-out liability resulting from the acquisition of Bristol Metals-Munhall was increased by $0.2 million for the first quarter 2018.
The effective tax rate was 21.6% for the three-month period ended March 31, 2018. The 2018 effective tax rate was higher than the federal statutory rate of 21% due to state tax expense, net of the federal benefit. The effective tax rate was 30.0% for the three-month period ended March 31, 2017. The 2017 effective tax rate was lower than the 34% federal statutory rate primarily due to state tax expense, net of the federal benefit and other permanent differences, including the manufacturer's exemption.
The Company's cash balance increased $4,000 to $19,000 as of March 31, 2018 compared to $15,000 at December 31, 2017. Fluctuations during the period were comprised of the following:

a)
Net accounts receivable increased $6.1 million at March 31, 2018 when compared to the prior year end, which resulted from a 17% increase in sales for the last two months of the first quarter 2018 compared to the last two months of the fourth quarter 2017. Also, days sales outstanding, calculated using a three-month average basis, decreased from 51 days outstanding at the end of December 2017 to 47 days at the end of the first quarter 2018;

b)
Net inventories increased $10.7 million at March 31, 2018 as compared to year-end 2017. The increase, which was entirely related to the Metals Segment, resulted from higher stainless steel surcharges for the quarter, replenishing seamless carbon steel pipe and tube inventory levels and building higher cost special alloy inventory which is scheduled to ship in the second quarter of 2018. Inventory turns decreased from 2.51 turns at December 31, 2017, calculated on a three-month average basis, to 2.44 turns at March 31, 2018;

c)
Accounts payable increased $5.2 million as of March 31, 2018 from the prior year-end. The significant portion of the increase was for Bristol Metals-Munhall (up $4.1 million) as a greater amount of inventory was purchased during the first quarter of 2018 to support a significant order of special alloy pipe due to ship in the second quarter 2018. Accounts payable days outstanding were approximately 50 days at March 31, 2018 compared to 60 days at December 31, 2017;

e)
The Company purchased approximately 105,000 shares of a potential acquisition target for $0.2 million during the first quarter of 2018. These "equity securities" were acquired via open market trading; and

f)	Capital expenditures for 2018 were $1.9 million.
The Company drew $8.4 million against its line of credit during the first three months of 2018 and had $34.3 million of borrowings outstanding as of March 31, 2018. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. The Company was in compliance with all covenants as of March 31, 2018.
Outlook
While the first quarter results were exceptionally good, there remains considerable upside to the Company's performance. In the Metals Segment, we have yet to see the level of project activity that we enjoyed in 2014 and the associated spending on special alloys and larger OD product sizes. In recent years, Bristol Metals has invested heavily in expanding its total production capacity. Just this month, we acquired a high frequency laser mill which will be installed at Munhall in the third quarter. While we anticipate total shipments greater than 65 million pounds in 2018 at our Bristol Metals unit, our total capacity is now approaching 110 million pounds annually, allowing us to further support our distribution customers and fill any voids that may develop from fewer imports. For the Specialty Chemicals Segment, new product additions like the one recently announced, should drive meaningful organic growth in the current and subsequent years. On the acquisition front, we have identified a high impact "bolt-on" that offers strong earnings potential at a reasonable price. We expect to have more to share regarding this opportunity before the end of the current quarter.

Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.

Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2018	Mar 31, 2017

Net sales
Metals Segment	$45,493,000	$29,710,000
Specialty Chemicals Segment	12,988,000	12,494,000
	$58,481,000	$42,204,000
Operating income
Metals Segment	$6,017,000	$1,565,000
Specialty Chemicals Segment	863,000	1,508,000

Unallocated expense (income)
Corporate	1,503,000	1,558,000
Acquisition costs	—	358,000
Operating income	5,377,000	1,157,000
Interest expense	314,000	180,000
Change in fair value of interest rate swap	(73,000)	(41,000)
Earn-out adjustments	154,000	—
Other expense (income)	88,000	(34,000)

Net income before income taxes	4,894,000	1,052,000
Provision for income taxes	1,059,000	316,000

Net income	3,835,000	736,000

Net income per common share from continuing operations
Basic	$0.44	$0.08
Diluted	$0.44	$0.08

Average shares outstanding
Basic	8,746,000	8,674,000
Diluted	8,806,000	8,708,000

Other data:
Adjusted EBITDA (1)	$7,627,000	$3,490,000

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income to Adjusted EBITDA
	THREE MONTHS ENDED
(unaudited)	Mar 31, 2018	Mar 31, 2017
Consolidated
Net income	$3,835,000	$736,000
Adjustments:
Interest expense	314,000	180,000
Change in fair value of interest rate swap	(73,000)	(41,000)
Income taxes	1,059,000	316,000
Depreciation	1,418,000	1,086,000
Amortization	577,000	595,000
EBITDA	7,130,000	2,872,000
Acquisition costs	13,000	446,000
Earn-out adjustments	154,000	—
Loss on investment	88,000	—
Stock option / grant costs	192,000	120,000
Straight line lease cost - sale-leaseback	92,000	102,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)
Retention expense	42,000	34,000
Adjusted EBITDA	$7,627,000	$3,490,000
% sales	13.0%	8.3%

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain	$2,454,000	$930,000
Inventory cost adjustments	(184,000)	32,000
Aged inventory adjustment	(57,000)	(32,000)
Manufacturing variances	777,000	405,000
Total other favorable impacts	$2,990,000	$1,335,000

Metals Segment
Operating income	$6,017,000	$1,565,000
Adjustments:
Depreciation expense	1,022,000	737,000
Amortization expense	571,000	589,000
EBITDA	7,610,000	2,891,000
Acquisition costs	13,000	88,000
Stock option / grant costs	48,000	36,000
Amortized gain on sale of assets - sale-leaseback	(60,000)	(60,000)
Retention expense	42,000	34,000
Metals Segment Adjusted EBITDA	$7,653,000	$2,989,000
% segment sales	16.8%	10.1%

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain	$2,454,000	$930,000
Inventory cost adjustments	(190,000)	59,000
Aged inventory adjustment	(57,000)	(63,000)
Manufacturing variances	886,000	433,000
Total other favorable impacts	$3,093,000	$1,359,000

Specialty Chemicals Segment
Operating income	$863,000	$1,508,000
Adjustments:
Depreciation expense	359,000	309,000
Amortization expense	6,000	6,000
EBITDA	1,228,000	1,823,000
Stock option / grant costs	24,000	15,000
Amortized gain on sale of assets - sale-leaseback	(24,000)	(24,000)
Specialty Chemicals Segment Adjusted EBITDA	$1,228,000	$1,814,000
% segment sales	9.5%	14.5%

Other favorable (unfavorable) impacts to income (2):
Inventory cost adjustments	$6,000	$(27,000)
Aged inventory adjustment	—	31,000
Manufacturing variances	(109,000)	(28,000)
Total other unfavorable impacts	$(103,000)	$(24,000)

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Net Income per Share

	THREE MONTHS ENDED
(unaudited)	Mar 31, 2018	Mar 31, 2017

Income before taxes	$4,894,000	$1,052,000

Adjustments:
Acquisition costs	13,000	446,000
Earn-out adjustments	154,000	—
Loss on investment	88,000	—
Stock option / grant costs	192,000	120,000
Straight line lease cost - sale-leaseback	92,000	102,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)
Retention expense	42,000	34,000

Adjusted income before income taxes	5,391,000	1,670,000
Provision for income taxes at 21%	1,132,000	351,000

Adjusted net income	$4,259,000	$1,319,000

Average shares outstanding, as reported
Basic	8,746,000	8,674,000
Diluted	8,806,000	8,708,000

Adjusted net income per common share
Basic	$0.49	$0.15
Diluted	$0.48	$0.15

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain	$2,454,000	$930,000
Inventory cost adjustment	(184,000)	32,000
Aged inventory adjustment	(57,000)	(32,000)
Manufacturing variance	777,000	405,000

Total other favorable impacts	$2,990,000	$1,335,000
Other impacts, net of tax	$2,362,000	$1,055,000
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets
(unaudited)	Mar 31, 2018	Dec 31, 2017

Assets
Cash	$19,000	$15,000
Accounts receivable, net	34,788,000	28,704,000
Inventories, net	82,849,000	72,125,000
Sundry current assets	6,254,000	6,802,000
Total current assets	123,910,000	107,646,000

Property, plant and equipment, net	35,532,000	35,080,000
Goodwill	6,004,000	6,004,000
Intangible assets, net	10,309,000	10,881,000
Other assets	235,000	263,000

Total assets	$175,990,000	$159,874,000

Liabilities and Shareholders' Equity
Accounts payable	$29,417,000	$24,257,000
Accrued expenses	7,737,000	8,993,000
Total current liabilities	37,154,000	33,250,000

Long-term debt	34,274,000	25,914,000
Long-term portion of deferred sale-leaseback gain	5,850,000	5,933,000
Long-term portion of earn-out liability	2,882,000	3,170,000
Deferred income taxes	795,000	636,000
Other long-term liabilities	1,307,000	1,271,000
Shareholders' equity	93,728,000	89,700,000

Total liabilities and shareholders' equity	$175,990,000	$159,874,000

Note: The condensed consolidated balance sheet at December 31, 2017 has been derived from the audited consolidated financial statements at that date.